EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Employee Stock Purchase Plan of Applied Micro Circuits Corporation of our reports dated June 1, 2005, with respect to the consolidated financial statements and schedules, Applied Micro Circuits Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Applied Micro Circuits Corporation included in the Annual Report on Form 10-K for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

December 20, 2005